Exhibit 99.1

Blount International Announces Acquisition
of Woods Equipment Company

PORTLAND, OR – August 17, 2011 – Blount International, Inc. (NYSE: BLT) (“Blount”), a leader in the design, manufacturing, and marketing of replacement parts and equipment for consumers and professionals in select global end markets, including forestry; lawn and garden; farm, ranch, and agriculture; and concrete cutting and finishing, today announced the execution of a definitive agreement to acquire GenWoods HoldCo, LLC (“Woods Holdings”) and its wholly owned subsidiary, Woods Equipment Company (“Woods”), a manufacturer and marketer of equipment and replacement parts primarily for the agriculture end market. Woods is based in Oregon, Illinois, with approximately $160 million in sales for the twelve months ended July 31, 2011. The acquisition will be structured as a merger and will be subject to certain customary terms and conditions, including U.S. antitrust clearance. Pursuant to the terms of the merger agreement, a newly formed subsidiary of Blount will merge with and into Woods Holdings and pay aggregate merger consideration of approximately $185 million in cash, subject to certain adjustments based on Woods’ closing date working capital. The merger consideration will be financed with cash-on-hand and borrowings under its revolving credit facility. Pending regulatory clearance, the transaction is expected to close by the end of Q3 2011.

The acquisition of Woods provides numerous benefits to Blount, including:

●	Increased distribution for Blount’s farm, ranch, and agriculture end market business, particularly in the agricultural dealer channel
●	Expanded product line of tractor attachments and aftermarket replacement parts, including the well-known Woods® and TISCO® brands, for Blount’s farm, ranch, and agriculture business
●	Leverage of Blount’s manufacturing and product development expertise and global distribution and supply chain network, particularly product sourcing
●	Enhanced North American manufacturing and distribution footprint through the addition of three manufacturing and five distribution facilities

“The acquisition of Woods significantly increases the scale of our farm, ranch, and agriculture business,” said Josh Collins, Blount’s Chairman and Chief Executive Officer. “Woods’ excellent brands, strong market position, and experienced management team coupled with our global distribution and supply chain network will provide many sales and efficiency opportunities within our combined businesses. There is a long list of value creation opportunities in this acquisition.”

4909 SE INTERNATIONAL WAY | PORTLAND, OREGON 97222 | 503.653.8881

Following the consummation of the transaction, Jerry Johnson, President of Woods’ Attachment business unit; Bill Stuckert, President of Woods’ Aftermarket Parts business unit; and Mark Miller, Chief Financial Officer of Woods, will report to Paul Valas, President of Blount’s Farm, Ranch, and Agriculture division. Commenting on the acquisition, Mr. Valas stated, “Woods is an excellent strategic fit for our business, and the combination greatly expands our product offering and distribution network.”

Jerry Johnson stated, “We are excited to have Woods become part of Blount, a company that shares our belief that high quality products, innovation, and excellent customer service drive the growth of our business.” Bill Stuckert added, “Blount’s product offering and farm and ranch retail distribution is a natural fit with our TISCO aftermarket replacement parts and dealer network. Blount’s global supply chain infrastructure will bring resources that will greatly enhance our growth opportunities.”

Founded in 1946, Woods is a manufacturer and marketer of equipment and replacement parts for the agriculture, grounds maintenance, and construction markets, primarily in North America, with approximately $160 million in sales for the twelve months ended July 31, 2011. Woods manufactures, markets, and distributes agriculture and construction attachments and related replacement parts in its Attachment business unit, and it markets and distributes one of the largest selections of replacement parts for tractors and implements through its Aftermarket Parts business unit. Woods offers its products under the brand names Woods®, Alitec®, Central Fabricators®, Gannon®, Wain-Roy®, WoodsCare™, and TISCO® through a vast distribution network, including over 11,000 dealers nationwide, original equipment manufacturers, nationwide farm stores, an e-commerce portal, and tractor repair shops.

Blount is a leader in the design, manufacturing, and marketing of replacement parts and equipment for consumers and professionals in select global end markets, including forestry; lawn and garden; farm, ranch, and agriculture; and concrete cutting and finishing, and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount sells its products in more than 100 countries around the world. For more information about Blount, please visit our website at http://www.blount.com/.

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4909 SE INTERNATIONAL WAY | PORTLAND, OREGON 97222 | 503.653.8881

Forward looking statements in this release, including without limitation the Company’s outlook, expectations, beliefs, plans, indications, estimates, anticipations, guidance, and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, raw material costs, the presumed relationship between backlog, and future sales trends, as well as the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

4909 SE INTERNATIONAL WAY | PORTLAND, OREGON 97222 | 503.653.8881